EXHIBIT 10.2

AMENDMENTS
TO THE CARVER BANCOPR, INC.
PERFORMANCE COMPENSATION PLAN

Section 6.	Vesting.

Subject to the forfeiture provisions in this Section 6, each Incentive Payment shall, as long as the Eligible Employee continues to be employed by an Employer, vest 20% each year on the specified vesting date, until 100% vested on the specified vesting date of the fifth year following the Plan Year earned.  If the Eligible Employee’s employment with the Employer terminates, there shall be no further increase in the Eligible Employee’s vesting percentage and any portion of the Eligible Employee’s Incentive Payment that are not vested shall be forfeited upon such termination.  Notwithstanding the foregoing, (a) the Account Balance shall become fully vested at the effective time of the consummation of a Change in Control (as defined in the Stock Plan) as long as the Employee is employed on such effective date and (b) the Account Balance shall become fully vested if the Eligible Employee’s employment with an Employer terminates by reason of death or by reason of Disability of the Eligible Employee.  The Committee may accelerate vesting and payment using a performance-accelerated vesting schedule, whereby the vesting can be accelerated in year three or four if the Bank meets or exceeds the performance measure defined annually in the award agreement

Section 9.	Miscellaneous.

(J)           Compliance with the Capital Purchase Program of the Troubled Asset Relief Program (“TARP”).

(i)         Notwithstanding the crediting of a Participant’s account pursuant to Section 5 or a payment to a Participant pursuant to Section 7, during the period that the U.S. Department of the Treasury (“Treasury”) holds a debt or equity position in the Company in connection with the TARP Capital Purchase Program, the Company shall be entitled to recover the  amount of any payout credited to any Participant under the Plan (and if received by/distributed to a Participant shall be voluntarily forfeited and returned to the Company) that is reasonably determined at any time by the Company to have been calculated or based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(ii)        No Participant may receive a payment under the Plan during the period that the Treasury holds a debt or equity position in the Company pursuant to the TARP Capital Purchase Program if the receipt of such payment alone or when added to any other payment or compensation received or to be received by such Participant from the Company would cause such Participant to receive an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (and specifically giving effect to subsection (e) thereof) of the Code.  The Company shall retain the final authority to reduce or eliminate entirely any payouts pursuant to the Plan to give full effect to the Section 280G limitations set forth in this paragraph, and be it